FOR IMMEDIATE RELEASE		August 5, 2021
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2021 SECOND-QUARTER RESULTS

•Electricity sales increase as businesses bounce back from COVID-related impacts of a year ago
•Strong customer growth and record-setting June temperatures also help drive improved results
•Award-winning energy efficiency programs, bill assistance, heat relief provide support to customers

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $215.7 million, or $1.91 per diluted share of common stock, for the quarter ended June 30, 2021. This result compares with earnings of $193.6 million, or $1.71 per share, in the same 2020 period.

Increased retail sales and strong customer growth of 2.3% were the primary drivers in the quarter-over-quarter improvement, contributing to a $70.7 million, or 7.6%, increase in operating revenues. Record-setting heat during the month of June also contributed to the company’s bottom line, helping offset higher operations and maintenance expenses, an increase in depreciation expense and higher income taxes in the second quarter.

“Our operating and financial performance in the second quarter remained strong,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “Combined with robust growth and an economy that is bouncing back from the worst of the COVID-19 pandemic, more customers used more energy this past quarter to cool their businesses and homes than a year ago.”

Residential sales increased 1.3% and commercial and industrial sales increased 10.3% compared to second quarter 2020, reflecting the reopening of businesses and return to in-person work versus a year ago when COVID-19 forced business closures and created a largely remote work environment.

Record-Setting Temperatures Increase Customer Energy Consumption
In addition to 5.7% weather-normalized sales growth, weather variations also spurred an increase in energy consumption. The average high and low temperatures were higher this year than last – and well over historical averages.

According to the National Weather Service, the average high temperature in the Phoenix area during the 2021 second quarter was 98.1 degrees – an increase of 2.6% over 10-year historical averages. Not only was the month of June the warmest on record with an average high temperature of 108.2 degrees, but the Phoenix area experienced an unprecedented six consecutive days of 115-degree-plus temperatures and three days approaching the company’s record peak demand of 7,660 megawatts, set in late-July of last year.

The number of residential cooling degree-days (a utility’s measure of the effects of weather) in this year’s second quarter increased 4.5% compared to the same timeframe a year ago and was a remarkable 17.7% higher than historical 10-year averages. June 2021, in fact, had 27.4% more cooling degree-days than in June 2020.

Operationally, APS employees continue to execute well, ensuring reliable customer service amidst the extreme summer temperatures and increased customer demand.

“At APS, we like to say that the summer season is when our year-round preparation really shines,” Guldner said. “For more than 136 years, our people and service have helped make it possible for Arizona to grow and prosper, continually attracting new residents and businesses.

“As temperatures intensify throughout the West, providing safe, reliable energy is more critical than ever to ensure Arizona remains a comfortable, livable and thriving environment.”

APS: Here to Help Customers Manage Their Energy Use, Bills, Heat
Arizona Public Service (APS) helps customers stay cool and manage their electric bills all summer with money-saving tips and programs. The Environmental Protection Agency (EPA) recognized APS earlier this year with the ENERGY STAR Partner of the Year Award for excellence in customer energy efficiency programs. This includes offerings such as APS Marketplace, a one-stop online shop for smart energy products at competitive prices, and the New Homes program, a partnership with Arizona builders to deliver homes that are at least 20% more energy-efficient than a typical new home.

In line with the APS commitment “to keep customers the focus of what we do,” Guldner highlighted that there is currently a seasonal hold on residential disconnections through October 15, and the company offers a variety of assistance programs for those who are struggling with their bill. These offerings include the Energy Support programs, which provide limited-income customers with a monthly discount on their bill; Crisis Bill Assistance, providing up to $800 annually to qualified limited-income customers who experience unexpected financial hardship; and Project SHARE, a Salvation Army-administered service providing up to $300 annually in emergency energy bill assistance.

Additionally, in the face of record temperatures and prolonged heat, APS is teaming up with community organizations to expand heat-relief initiatives. These customer resources include eviction protection, more cooling and hydration stations, free rides to cooling shelters, and emergency AC repair or replacement for qualifying seniors.

The company also participates in several forums to address heat-related impacts in Arizona, such as the Maricopa County Department of Health’s Energy Insecurity Workgroup. “It takes broad collaboration – beyond what any one entity or segment can do alone – to develop a support network for those who need it most,” added Guldner. “At APS, we’re committed to doing our part.”

APS customers needing aid are encouraged to visit aps.com/support for a full list of assistance programs, including up-to-date details on year-round financial resources and support.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss 2021 second-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, Aug. 5. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Thursday, Aug. 12, 2021, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 41816.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $21 billion, about 6,300 megawatts of generating capacity and more than 6,000 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Earnings per share amounts in this news release are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Several factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, supply chain, expenses, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows or other unpredictable events;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality, the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments and proceedings;
•new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona, including in real estate markets;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•the development of new technologies which may affect electric sales or delivery;
•the cost of debt and equity capital and the ability to access capital markets when required;
•environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2021	2020	2021	2020

Operating Revenues	$ 1,000,249	$ 929,590	$ 1,696,724	$ 1,591,520

Operating Expenses
Fuel and purchased power	269,835	238,382	468,062	426,903
Operations and maintenance	229,690	219,392	459,745	440,710
Depreciation and amortization	158,750	152,482	316,570	306,561
Taxes other than income taxes	59,495	56,768	118,978	113,536
Other expenses	4,093	692	7,449	1,514
Total	721,863	667,716	1,370,804	1,289,224

Operating Income	278,386	261,874	325,920	302,296

Other Income (Deductions)
Allowance for equity funds used during construction	9,990	8,811	19,197	16,508
Pension and other postretirement non-service credits - net	28,175	14,142	55,966	28,053
Other income	12,207	16,670	24,636	29,239
Other expense	(5,184)	(4,036)	(9,037)	(8,820)
Total	45,188	35,587	90,762	64,980

Interest Expense
Interest charges	62,777	62,690	124,715	121,924
Allowance for borrowed funds used during construction	(5,199)	(4,749)	(10,193)	(8,825)
Total	57,578	57,941	114,522	113,099

Income Before Income Taxes	265,996	239,520	302,160	254,177

Income Taxes	46,560	41,061	42,210	20,852

Net Income	219,436	198,459	259,950	233,325

Less: Net income attributable to noncontrolling interests	3,739	4,874	8,612	9,747

Net Income Attributable To Common Shareholders	$ 215,697	$ 193,585	$ 251,338	$ 223,578

Weighted-Average Common Shares Outstanding - Basic	112,882	112,638	112,855	112,616

Weighted-Average Common Shares Outstanding - Diluted	113,223	112,879	113,158	112,871

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 1.91	$ 1.72	$ 2.23	$ 1.99
Net income attributable to common shareholders - diluted	$ 1.91	$ 1.71	$ 2.22	$ 1.98